Exhibit 10.13

Legal Counsel Agreement
(Translation)

Both parties entered into legal counsel agreement at January 1st 2012:

Party A: LINKWELL CORPORATION, INC (OTCBB: LWLL.OB), which was established according to American Florida state law, and its subsidiaries LINKWELL TECH GROUP, INC, and Shang Hai Li Kang Disinfection Tech Group, INC, which is established according to People’s Republic of China’s law and located at No 476 Tai Zhi Rd, Bao Shan District, Shang Hai;

Part B: Shang Hai Hai Mai Legal Firm, which is established according to People’s Republic of China’s law and located at No 11 Guo Tai Rd, Fu Dan Technical Garden, Apt 701, Shang Hai;

Party A planned to conduct private equity financing and carry out merger & acquisition (we called “capital operation” as follows); meanwhile ECOLAB INC and another American company planned to acquire shares of Party A (we called “acquisitions of equity).

Party A hereby engages Party B as a legal counsel for capital operation and acquisition of equity as an effort to improve corporate management. Both parties have reached mutual understandings on the engagement as follows:

1.	Party B agrees to accept the invitation from Party A to work as a legal counsel of Party A.

2.	Party B shall provide the legal services to Party A as follows:

2.1	Advise Party A on matters from capital operation and equity acquisition from legal perspective;

2.2	Review and revise legal contracts and supporting documents;

2.3	Upon request by party A, advise Party A on critical legal decisions from capital operation & equity acquisition verbally or in written;

2.4	Review and revise financing agreement, merge & acquisition agreement, due diligent documents, shareholders’ joint venture agreement, articles of corporation and other related supporting documents;

2.5	Represent Party A in communication and negotiation with acquirer or acquirer’s attorney, and advise Patty A on critical business decision verbally or in written;

2.6	Represent Party A in the civil, economic, and administrative proceedings as well as arbitrations to protect the legal rights of Party A;

2.7	Provide other legal service related to capital management and equity acquisition;

2.8	Advise Party A on corporate matters from legal perspective, provide legal aids, and issue legal opinions in China as needed;

3.	Fees and Payment

3.1	The base payment for the legal counsel services is 6,000,000 shares of LINKWELL CORPORATION, INC common stock, payable from the date when the agreement is signed.

4.
The legal counsel agreement shall be for a term of two (2) years from the effective date of this contract. When the term expires and both parties have the intention to renew the engagement, the parties shall re-negotiate the terms and prepare a separate agreement.

5.	If Party B terminates the agreement without valid reason, or Party B won’t provide legal service as Term 2, Party B will pay Party A 0.6 million dollars as remedy.

Party A: /s/ LINKWELL CORPORATION, INC

Party B: /s/ Shang Hai Hai Mai Legal Firm